Exhibit 99.1

Ondas Holdings Reports Fourth Quarter and Full Year 2023 Financial Results

Record 2023 revenues of $15.7 million, an increase of 638% over 2022, driven by commercial adoption of the Optimus System and record product revenues at Ondas Networks

Q4 2023 revenues were $5.0 million, a 10-fold increase over 2022, a result of higher product sales and development revenue

Continued commercial traction expected in both Ondas Networks and Ondas Autonomous Systems business units as Company scales its world-class technologies

Company expects to generate significant revenue growth for the full 2024 year

Conference Call Scheduled for Today at 8:30 a.m. ET

MARLBOROUGH, MA – April 1, 2024 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, reported financial and operating results for the fourth quarter and the full year ended December 31, 2023.

“Ondas entered 2024 in a strong position with customers, on the heels of generating record revenue of $15.7 million in 2023, which was a 7-fold increase versus 2022,” said Eric Brock, Chairman and CEO of Ondas Holdings. “This growth was realized across both our Ondas Networks and Ondas Autonomous Systems (OAS) business units and demonstrates the transition to commercial adoption of our world class technology platforms. We expect to see continued growth for the full year in 2024 though we may experience variability quarter over quarter, as Ondas Networks drives commercial deployments across the 900 MHz network with the Class I rails, and as OAS continues to see market penetration globally with the Optimus System and the Iron Drone Raider counter-UAS platform gains traction in defense markets.”

“At Ondas Networks, the endorsement in March 2023 from the Association of American Railroads (AAR) in selecting the IEEE 802.16t standard for the new 900 MHz network is a culmination of years of dedication and underscores the value of our ‘dot16’ capabilities and the talent within the Ondas team. Collaborating with Siemens, we are in the late stages of integrating the enhanced Advanced Train Control System (ATCS) systems and dot16 network with multiple railroads, paving the way for anticipated commercial volume orders and deployments in 2024. Lastly, we see increasing demand for dot16 wireless solutions in new rail networks, as well as passenger and transit markets both domestically and internationally, which sets an optimistic outlook for future business wins on top of the 900 MHz opportunity.

“In 2023, our OAS business unit thrived, surpassing expectations with a revenue of $9.0 million, propelled by the Airobotics acquisition. Engaged in deploying autonomous drone fleets for critical aerial security and data services in urban settings, we foresee substantial growth in this sector in 2024 and beyond driven by a strong foothold in existing markets, particularly in the United Arab Emirates, and poised for further penetration in the US market, where we leverage a growing customer pipeline evidenced by American Robotics with the successful MassDOT Aeronautics programs. Lastly, we eagerly anticipate the commercial debut of our Iron Drone Raider counter-UAS platform driven by a burgeoning demand cycle, starting with our previously disclosed collaboration with defense companies and military forces, which we aim to leverage into global security and defense markets.

Brock concluded, “We believe we have a strong year ahead which will be marked by 900 MHz deployments, and other new business wins at Ondas Networks and the scaling of Optimus System deployments at OAS. We believe OAS is well positioned now with investments in US marketing poised to pay off, and the Iron Drone product cycle adding another high growth vector to the business. Strategically, we believe the recently announced formation Ondas Autonomous Holdings (OAH), a ‘drone holding company’, will provide operating and financial flexibility allowing Ondas to reduce our cost of capital and continue to invest in attractive, large high growth UAS markets. We are entirely focused on scaling our world class technology platforms and driving shareholder value in 2024 and, of course, over the long-term.”

Full Year 2023 and Recent Highlights – Ondas Networks

●	Generated $6.7 million of revenue in 2023, representing approximately 250% growth versus 2022, driven mainly by initial product sales for Siemens in advance of expected large-scale deployments by the Class I Rails in the greenfield 900 MHz wireless network

●	AAR, through the Wireless Communications Committee (WCC), announced in March 2023 the selection of IEEE 802.16t as the technology standard for the new, greenfield 900 MHz wireless network

●	Entered final stage of extensive field work with multiple railroads to demonstrate scalable processes for large scale integration and migration of the ATCS and dot16 wireless network to the new 900 MHz frequency band

●	Advanced new development program with Siemens UK for on-locomotive radios designed for European rail markets

●	Delivered MC-IoT Rail Lab to MxV Rail, the technical standards arm of the AAR; expanded Rail lab with additional capability including the Network Controller functionality

●	Secured a commercial volume order from Siemens for multi-year delivery of an on-locomotive HOT radio on behalf of Indian Railways

●	Secured initial 160 MHz order from Class I railroad through Siemens; engaged MxV Rail on qualification and development activity related to the 160 MHz network

●	Entered Canadian rail market following receipt of government authorization to sell 900 MHz ATCS products in Canada

●	New evolution of IEEE 802.16 industrial wireless standard advanced to formal ratification phase with IEEE; standard revisions based on input from Ondas Networks and a diverse group of railroad stakeholders

●	Successfully completed a proof-of-concept for passenger and transit railroads in the Northeast corridor

Guy Simpson, Ondas Networks President and Chief Operating Officer, commented, “Ondas Networks enters 2024 poised to see large scale commercial deployments of our ‘dot16-compliant’ FullMAX technology in the greenfield 900 MHz network with the Class I Railroads. We have spent recent months in intensive field work, working closely with customers and our partner Siemens, to demonstrate and standardize the complex ATCS systems integration and network migration processes, which is required to launch the 900 MHz commercial deployment curve. While progress has been methodical, we are confident in meeting customer needs and, anticipating a progressive increase in commercial volume orders and deployments throughout 2024.”

Simpson continued, “While we complete the field work to finalize the processes for large scale deployment on 900 MHz, we will benefit from the work in 2023 to expand our manufacturing capability. In addition, we are making a concerted effort to focus our operating expenditures on driving near-term revenue opportunities and believe our field services and support offerings will drive additional revenue streams and help support a growing order book in the coming years. The growing awareness of our dot16 wireless technology is also expected to drive demand for new rail markets, both in the US and internationally, and exciting new product opportunities which we look forward to sharing as we progress through 2024.”

Full Year 2023 and Recent Highlights – Ondas Autonomous Systems

●	Generated $9.0 million of revenues in 2023, a substantial increase versus approximately $0.9 million in pro forma revenues realized for American Robotics and Airobotics in 2022, and exceeding the $8.0 million goal outlined at the time of closing the Airobotics acquisition in January 2023

●	Acquired Airobotics, a leading developer of autonomous drone systems and creator of the Optimus System, the world’s most advanced drone-in-a-box (DIB) platform

●	Integrated Airobotics and American Robotics under the Ondas Autonomous Systems (OAS) business unit resulting in approximately $18 – 20 million of annual cost savings and establishing global provider of automated drone solutions

●	Received a Type Certificate from the U.S. Federal Aviation Administration (FAA) demonstrating both safety and reliability for the Optimus-1EX drone marking a significant milestone as OAS becomes the first and now the sole US company with a certified “Drone-in-a-Box solution” designated for fully automated drone operations in emergency response and digital data capturing, the second-ever small uncrewed aircraft to achieve this certification from the FAA

●	Secured the world’s first order for fleet deployments of autonomous drone systems in an urban environment, bringing the Optimus System to the cities of Dubai and Abu Dhabi, UAE

●	Launched the Urban Drone Infrastructure system, enabling cities to take advantage of autonomous drone services through a variety of applications, including emergency response, public safety, infrastructure inspection, and priority package delivery

●	Acquired assets of Iron Drone, an innovative Counter-Unmanned Aircraft system (C-UAS) that utilizes drones and AI-enabled vision to protect against hostile drones

●	Announced MOU for expanded collaboration with the Dubai Police; Dubai Police express intent to purchase units of the newly launched Iron Drone Raider C-UAS system

●	Accelerated development activity of the Iron Drone Raider, while working with leading Israeli defense contractors to enhance the current solution to meet specific requirements of Israeli defense and homeland security forces protecting ground forces and facilities against attacking drones

●	Received repeat purchase orders for drone infrastructure services under a data-as-a-service (DaaS) agreement from one of the world’s largest semiconductor chip manufacturers

●	Appointed Tim “T3” Tenne as new American Robotics CEO and expanded US sales teams and pre-sales activities, engaging with a number of customers and ecosystem partners

●	American Robotics, in collaboration with the Massachusetts Department of Transportation Aeronautics Division (MassDOT Aeronautics), successfully executed an Optimus System pilot program featuring demonstrations in multiple settings in designated Massachusetts locations

●	American Robotics architected airspace safety system was granted FAA approval for full-scale, truly remote autonomous Beyond-Visual-Line-of-Sight (BVLOS) flight operations, marking a substantial leap forward in operational scope and capability within the national airspace

●	Announced a partnership between American Robotics and Senhive BV to elevate safe autonomous drone operations through advanced integration of airspace surveillance systems

●	Successfully deployed the Optimus Drone Infrastructure in a complex international maritime Israeli port in a fully funded, groundbreaking maritime security proof of concept; paves the way for further deployments in port and terminal operations, marking a significant advancement in maritime security technology for many other Port Authorities and facilities worldwide

●	Continued to build Optimus System inventory; began receiving new Optimus Systems during Q4 2023 and plan to complete the previously announced build of 15 new systems during 2024 and intend to order additional systems to be produced in the second half of 2024

OAS President Meir Kliner commented, “Our OAS business unit enters 2024 in a strong position. We have demonstrated market leading technical performance and, we believe, unmatched value and reliability with our Optimus System which is creating a swelling of demand in Optimus globally from public safety, and civil and critical infrastructure markets. Moving forward, our focus is on expanding fleet sizes with existing customers and driving new customer adoption in markets with the United States and Europe being a particular focus and where customer pipelines are growing.”

Kliner continued, “In addition to growth in new markets with Optimus, we are making significant progress in commercializing our Iron Drone Raider C-UAS platform. We are in the final stages of qualification with a specific customer, where we are tailoring the C-UAS platform to certain urgent specifications for the safeguarding of critical sites. We believe there is a substantial global market for the Raider platform catering to defense, security and critical infrastructure customers seeking protection from the growing threat posed by hostile drones.”

Fourth Quarter 2023 Financial Results

Revenues increased to approximately $5.0 million for the three months ended December 31, 2023, compared to approximately $0.5 million for the three months ended December 31, 2022. The more than 10-fold increase in revenues was primarily a result of higher product sales and development revenue compared to the prior-year period.

Gross profit increased to approximately $1.7 million for the three months ended December 31, 2023, compared to $0.3 million for the three months ended December 31, 2022. Gross profit as a percentage of revenues decreased to approximately 35% for the three months ended December 31, 2023, compared to 56% for the three months ended December 31, 2022, as a result of lower margin products and slowed down development revenues.

Operating expenses decreased to $14.3 million for the three months ended December 31, 2023, as compared to $34.8 million in three months ended December 31, 2022. The drop in operating expenses was primarily due to the recognition of a $19.4 million non-cash charge of goodwill impairment in 2022, and decreased R&D activity.

Operating loss narrowed sharply to approximately $12.6 million for the three months ended December 31, 2023, as compared to $34.5 million for the three months ended December 31, 2022. Operating loss decreased primarily as a result of an increase in gross profit and the goodwill impairment recognition in 2022. Net loss narrowed to approximately $14.2 million for the three months ended December 31, 2023, as compared to a net loss of approximately $38.3 million for the three months ended December 31, 2022.

Adjusted EBITDA loss narrowed to approximately $7.0 million for the three months ended December 31, 2023, as compared to $12.6 million for the three months ended December 31, 2022. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Full Year 2023 Financial Results

Revenues grew to approximately $15.7 million for the year ended December 31, 2023, an increase of 638% compared to approximately $2.1 million for the year ended December 31, 2022. The increase in revenue was primarily due to increased commercial adoption of the Optimus System in several core markets, as well as record product revenues at Ondas Networks.

Gross profit increased almost 6-fold for the year ended December 31, 2023 as compared to the year ended December 31, 2022. Gross margins were compressed to approximately 41% for the year ending December 31, 2023, as compared to 52% for the year ended December 31, 2022.

Operating expenses narrowed sharply to approximately $46.1 million for the year ended December 31, 2023, as compared to approximately $70.5 million for the year ended December 31, 2022. The largest component of the decrease in operating expenses was due to the one-time non-cash goodwill impairment charge of $19.4 million, which was recognized fully in 2022. In addition, research and development cost decreased to $17.1 million during 2023 from $24.0 million in 2022. Sales and marketing activity increased 71% for the year ended December 31, 2023 as compared to the year ended December 31, 2022, as Airobotics increased sales activity following the receipt of the FAA Type Certification for the Optimus System. Included in these figures are (i) non-cash charges, including depreciation, amortization, impairment of right of use asset and leasehold improvements of $2.5 million for the year ended December 31, 2023, (ii) impairment of long-term equity investment of $1.5 million for the year ended December 31, 2023, and (iii) stock-based compensation, all totalled $10.0 million in 2023 and $9.9 million in 2022.

The Company’s operating loss narrowed to approximately $39.7 million for the year ended December 31, 2023, as compared to a loss of approximately $69.4 million for the year ended December 31, 2022. Operating loss decreased primarily as a result of the aforementioned decrease in operating expenses and the $19.4 million goodwill impairment charge. Net loss narrowed to approximately $44.8 million for the year ended December 31, 2023, as compared to a net loss of $73.2 million for the year ended December 31, 2022.

The Company realized an Adjusted EBITDA loss narrowed to approximately $29.7 million for the year ended December 31, 2023, as compared to $40.1 million for the year ended December 31, 2022. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

The Company held cash and cash equivalents of approximately $15.0 million as of December 31, 2023, as compared to approximately $29.8 million as of December 31, 2022. The decline in cash and cash equivalents is primarily a result of operating expenses incurred and $5.5 million of cash used to repay debt in the year ended December 31, 2023. This use of cash was offset by $24 million in cash proceeds through the sale of convertible notes and Ondas Networks preferred stock in the third quarter of 2023. Subsequent to December 31, 2023, the Company raised $8.6 million through the sale of common stock and Ondas Networks preferred stock. Pro forma for these financings and net of transaction expenses, the Company would have had $23.4 million of cash as of December 31, 2023.

Operational and Financial Outlook for 2024

The Company expects to generate significant revenue growth for the full year 2024 driven by growing customer activity in both business units with orders and backlog increasing throughout the year. Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the uncertainty around the timing of customer activity in front of the targeted commercial rollout for the 900 MHz Rail network, the development programs underway with Siemens and MxV Rail, in addition to the timing of OAS’s deliveries to the UAE and its growing roster of customers in the United States.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today (April 1, 2024) at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Date: Monday, April 1, 2024

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Holdings Inc. via its wholly-owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™ – the world’s first FAA certified small UAS (sUAS) developed for aerial security and data capture and the Iron Drone Raider™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are typically provided to customers under a Data-as-a-Service (DaaS) business model. American Robotics and Airobotics have industry leading regulatory successes which include a first of its kind FAA Type Certification for the Optimus System and having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that Adjusted EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses Adjusted EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$14,979,436	$29,775,096
Restricted cash	42,564	-
Accounts receivable, net	3,429,974	104,276
Inventory, net	2,186,646	2,173,017
Note receivable	-	2,000,000
Other current assets	2,967,619	1,749,613
Total current assets	23,606,239	35,802,002

Property and equipment, net	4,175,958	3,023,285

Other Assets:
Goodwill, net of accumulated impairment charges	27,751,921	25,606,983
Intangible assets, net	31,329,182	28,863,773
Long-term equity investment	-	1,500,000
Lease deposits	599,517	218,206
Operating lease right of use assets	4,701,865	2,930,996
Total other assets	64,382,485	59,119,958
Total assets	$92,164,682	$97,945,245

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,177,022	$2,965,829
Operating lease liabilities	685,099	580,593
Accrued expenses and other current liabilities	3,587,877	3,268,993
Convertible note payable, net of debt discount and issuance cost of $1,968,411 and $2,303,664, respectively	25,692,505	15,849,445
Deferred revenue	276,944	61,508
Government grant liability	520,657	-
Total current liabilities	35,940,104	22,726,368

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized issuance cost of $391,718 and $948,201, respectively	2,812,156	14,198,690
Accrued interest	26,844	40,965
Government grant liability net of current	2,229,047	-
Operating lease liabilities, net of current	5,800,710	2,456,315
Total long-term liabilities	11,168,757	16,995,970
Total liabilities	47,108,861	39,722,338

Commitments and Contingencies (Note 14)

Temporary Equity
Redeemable noncontrolling interest	11,920,694	-

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively, and none issued or outstanding at December 31, 2023 and December 31, 2022, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively, and none issued or outstanding at December 31, 2023 and December 31, 2022, respectively	-	-
Common stock - par value $0.0001; 300,000,000 and 116,666,667 shares authorized at December 31, 2023 and December 31, 2022, respectively; 61,940,878 and 44,108,661 issued and outstanding, at December 31, 2023 and December 31, 2022, respectively	6,194	4,411
Additional paid in capital	231,488,999	211,733,690
Accumulated deficit	(198,360,066)	(153,515,194)
Total stockholders’ equity	33,135,127	58,222,907
Total liabilities and stockholders’ equity	$92,164,682	$97,945,245

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2023	2022

Revenues, net	$15,691,430	$2,125,817
Cost of goods sold	9,310,256	1,016,654
Gross profit	6,381,174	1,109,163

Operating expenses:
General and administration	21,556,976	23,618,823
Sales and marketing	5,908,263	3,456,257
Research and development	17,145,235	24,044,005
Long-term equity investment impairment	1,500,000	-
Goodwill impairment	-	19,419,600
Total operating expenses	46,110,474	70,538,685

Operating loss	(39,729,300)	(69,429,522)

Other income (expense), net
Other income (expense), net	(659,625)	(76,127)
Interest income	123,874	25,542
Interest expense	(4,154,759)	(3,761,698)
Foreign exchange loss, net	(425,062)	-
Total other income (expense), net	(5,115,572)	(3,812,283)

Loss before income taxes	(44,844,872)	(73,241,805)

Provision for income taxes	-	-

Net loss	$(44,844,872)	$(73,241,805)
Less preferred dividends attributable to noncontrolling interest	512,207	-
Less deemed dividends attributable to accretion of redemption value	1,001,538	-
Net loss attributable to stockholders	(46,358,617)	(73,241,805)

Net loss per share - basic and diluted	$(0.88)	$(1.73)

Weighted average number of common shares outstanding, basic and diluted	52,740,215	42,242,525

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(44,844,872)	$(73,241,805)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	844,833	449,458
Amortization of debt discount and issuance cost	3,139,779	3,545,843
Amortization of intangible assets	4,147,092	3,570,090
Amortization of right of use asset	1,060,398	833,940
Retirement of assets	52,595	382,060
Loss on intellectual property	12,223	12,343
Impairment of goodwill	-	19,419,600
Impairment of long-term equity investment	1,500,000	-
Impairment of right of use asset and leasehold improvements	1,383,537	-
Impairment of property and equipment	1,127,768	-
Change in fair value of government grant liability	427,208	-
Stock-based compensation	1,047,398	5,857,435
Changes in operating assets and liabilities:
Accounts receivable	(3,213,453)	1,108,919
Inventory	1,481,078	(994,672)
Other current assets	(415,217)	(300,003)
Deposits and other assets	(318,460)	-
Accounts payable	1,241,951	554,744
Deferred revenue	(1,387,099)	(450,889)
Operating lease liability	(812,249)	(684,205)
Accrued expenses and other current liabilities	(494,029)	1,974,066
Net cash flows used in operating activities	(34,019,519)	(37,963,076)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(70,081)	(49,501)
Purchase of equipment	(211,035)	(2,880,900)
Proceeds from sale of equipment	48,768	-
Cash paid for Ardenna Inc. asset acquisition	-	(900,000)
Cash paid for Iron Drone asset acquisition	(135,000)	-
Cash acquired on the acquisition of Airobotics Ltd.	1,049,454	-
Investment in Dynam A.I.	-	(1,000,000)
Cash paid for Field of View LLC asset acquisition	(145,833)	(104,167)
Cash disbursement on note receivable	-	(2,000,000)
Net cash flows provided by (used in) investing activities	536,273	(6,934,568)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	40,338	64,909
Proceeds from convertible notes payable, net of issuance costs	9,309,513	27,702,292
Proceeds from government grant	189,752	-
Proceeds from sale of redeemable preferred stock in Ondas Networks, net of issuance costs	14,692,335	-
Payments on convertible notes payable	(4,354,911)	-
Payments on government grant liability	(6,576)	-
Payments on loan payable	(1,140,301)
Proceeds from sale of shares under ATM agreement	-	6,090,416
Net cash flows provided by financing activities	18,730,150	33,857,617

Decrease in cash, cash equivalents, and restricted cash	(14,753,096)	(11,040,027)
Cash, cash equivalents, and restricted cash beginning of period	29,775,096	40,815,123
Cash, cash equivalents, and restricted cash end of period	$15,022,000	$29,775,096

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$176,542	$14,187
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Preferred dividends attributable to redeemable noncontrolling interest	$512,207	$-
Common stock and vested stock options in relation to acquisition of Airobotics, Ltd.	$5,962,628	$-
Common stock in relation to acquisition of the assets of Iron Drone, Ltd.	$85,000	$-
Debt exchanged for common stock	$9,849,287	$1,200,000
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$4,593,051	$-
Accretion of redeemable preferred stock in Ondas Networks	$1,001,538	$-
Non-cash consideration for purchase of intangible assets	$-	$6,019,120
Operating leases right-of-use assets obtained in exchange of lease liabilities	$3,875,700	$2,928,911

ONDAS HOLDINGS INC.

RECONCILIATIONS OF ADJUSTED EBITDA

(Unaudited)

	Years ended December 31,		Three months ended December 31,
	2023	2022	2023	2022
Net loss	$(44,844,872)	$(73,241,805)	$(14,138,774)	$(38,261,640)
Depreciation expense	844,833	449,458	196,209	169,263
Other income (expense), net	5,115,572	3,812,283	1,492,839	3,745,283
Amortization of intangible assets	4,147,092	3,570,090	1,043,501	843,795
Stock-based compensation	1,047,398	5,857,435	411,048	1,490,701
Impairment of long-term equity investment	1,500,000	-	1,500,000	-
Impairment of right of use asset and leasehold improvements	2,511,305	-	2,511,305	-
Impairment of goodwill	-	19,419,600	-	19,419,600
Adjusted EBITDA	$(29,678,672)	$(40,132,939)	$(6,983,872)	$(12,592,998)